Riviera Holdings Corporation
                      2901 Las Vegas Boulevard South
                            Las Vegas, NV 89109
                    Investor Relations: (800) 362-1460
                            TRADED: AMEX - RIV
                            www.theriviera.com





FOR FURTHER INFORMATION:
AT THE COMPANY:                                 INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                  Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                            (208) 241-3704 Voice
(702) 794-9442 Fax                              (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                   Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                RIVIERA REPORTS FIRST QUARTER 2001 RESULTS


         LAS VEGAS, NV - April 24, 2001 -- Riviera Holdings  Corporation  (AMEX:
RIV) today reported financial results for the first quarter of 2001. Net revenues for the quarter were $52.2 million, up 6.1% from net revenues of $49.2 million in the first quarter of 2000. EBITDA (Earnings Before Interest, Income Taxes, Depreciation, Amortization, pre-opening expenses, and other income and expense, net) for the quarter was $9.7 million, down 11.0% from EBITDA of $10.9 million in the first quarter of 2000. The net loss was $658,000 or ($0.18) per share compared to net income of $675,000 or $0.15 per share in the first quarter of 2000.


Riviera Holdings Corporation had cash and short-term investments of $43.5 million, working capital of $26.4 million and shareholders' equity of $16.3 million at March 31, 2001.

First Quarter Highlights

-      Riviera Las Vegas ADR (Average Daily Rate) up $8.53 or 14.3%
- Rising energy costs result in $437,000 decrease in Riviera Las Vegas EBITDA to $7.2 million
-      Cash and short-term  investments  totaled $43.5 million
-      Riviera Black Hawk contributed $2.5  million in EBITDA
-      Repurchased $2.5 million of Riviera Black Hawk, Inc.'s 13% bonds
- Management purchased 26,000 shares of stock through a deferred compensation plan
- The Company's ESOP purchased 40,000 shares on the open market during the quarter and will continue to acquire shares until approximately $950,000 of the Company's cash contribution to the Plan for 2000 is expended.

William L. Westerman, Chairman of the Board and CEO said, "The declining EBITDA of $437,000 for Riviera Las Vegas was disappointing, but unavoidable due to rising energy rates. To mitigate the energy cost increases going forward, we have implemented a per room night energy surcharge. Energy surcharges are something we are seeing more of, particularly in California, due to the energy crisis in the West and resulting rate increases. We believe such charges will be adopted by more Las Vegas Strip properties to help combat rising energy prices.

Our nightly room energy surcharge has met with minimum resistance from most hotel guests. Additionally, we are encouraged that Riviera Las Vegas EBITDA for the month of March 2001 exceeded the prior year.

"Black Hawk Riviera's contribution of $2.5 million to our consolidated EBITDA reaffirms the importance of our market diversification program. Our presence in Black Hawk decreases our total dependence on the Las Vegas market, where we can be adversely affected by factors beyond our control, such as the recent energy cost increase.

"We are particularly pleased with the continuing improvement in Black Hawk's earnings. We had spectacular results in February 2000, our opening month, and we did not expect to equal that this year. However, Black Hawk EBITDA this March was $1.3 million, almost two and a half times what we earned in March 2000."

Riviera Las Vegas

Bob Vannucci, President of Riviera Las Vegas, said, "Total revenues in Las Vegas were relatively flat for the first quarter of 2001 compared to the same quarter last year. Revenue declines in gaming were $1.8 million or 9.5% for the quarter and were attributable to the timing difference of New Years, leap year and planned changes in our occupancy mix. These decreases were offset by increased rooms departmental revenues of $1.8 million or 16.1%, and driven by a strong convention mix. Most significantly, ADR was up $8.53 or 14.3% for the quarter, while occupancy continues at an above Strip average of approximately 96%. Cash room revenue increased by $1.4 million or 13.8% and our percentage of comp rooms decreased to 6.3% versus 7.3% last year. Convention room nights were 33% of occupied room night versus 26% in the first quarter of 2000 and convention services revenues increased $400,000."

Riviera Black Hawk

First quarter 2001 revenues for Riviera Black Hawk were $11 million or $3.4 million higher than first quarter revenues for 2000. First quarter EBITDA, before management fees, was $2.5 million, down $633,000 from last year's first quarter. "Two primary factors that affected EBITDA include timing of the casino's grand opening in 2000 and a more favorable gaming tax rate last year," said Ron Johnson, President of Riviera Black Hawk. "Since Riviera Black Hawk opened in February 2000, first quarter 2000 EBITDA reflects only two months' worth of operations. Additionally, results last year benefited from a favorable gaming tax situation, that resulted in an effective tax rate of only 5% versus the normal effective rate of 17% that is reflected in the first quarter of 2001. The difference in rates equates to $900,000 in tax savings during the first quarter of 2000.

"Continuing the trend we have seen over the past two quarters, Riviera Black Hawk revenues in the first quarter of 2001 were up $1.5 million or 14% over the fourth quarter of 2000. EBITDA, before management fees was up $677,000 in the first quarter of 2001, or 36% compared to the previous quarter.

"Our marketing efforts targeting higher end players through our VIP and direct mail marketing programs have shown significant increases in one and five dollar slot play and win. We have been able to accomplish this even though marketing costs, as a percentage of slot revenue, have remained relatively constant.

Membership in our slot club continues to increase, which gives us a solid base of customers going forward," said Mr. Johnson.


Safe Harbor Statement:
The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2000. Actual results may differ.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

                           --Tables Follow--


                          Riviera Holdings Corporation
                               Financial Summary
                            Periods Ended March 31
                        ($ in 000s except per share data)

                                                      First Quarter
                                                  2001            2000
                                                  ----            ----
Net Revenues:
   Riviera Las Vegas                             $41,229        $41,483
   Riviera Black Hawk                             10,970          7,603
   Riviera Gaming Management                           0            103
                                                       -            ---
       Total Net Revenues                         52,199         49,189
EBITDA:
   Riviera Las Vegas                               7,162          7,599
   Riviera Black Hawk                              2,543          3,176
   Riviera Gaming Management                           0             97
                                                       -             --
       Total EBITDA                                9,705         10,872
EBITDA Margin:
   Riviera Las Vegas                               17.4%          18.3%
   Riviera Black Hawk                              23.2%          41.8%
   Riviera Gaming Management                                      94.2%
       Total EBITDA                                18.7%          22.1%

Net Income (Loss)                                 $(658)           $675
Weighted Average Diluted Shares Outstanding       3,675           4,369
Net Income (Loss) Per Share                      $(0.18)          $0.15


                                              Balance Sheet Summary
                                                    ($ in 000s)
                                              Mar 31,           Dec 31,
                                                2001               2000
                                                ----              ----
Cash and short term investments               $43,463              $52,174
Total current assets                           56,848               65,663
Property and equipment, net                   205,486              207,030
Total assets                                  273,253              283,710
Total current liabilities                      30,421               37,060
Long-term debt, net of current portion        220,003              223,172
Total shareholders' equity                     16,264               16,945

RIVIERA HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
----------------------------------------------------------------------------
                                                    Three Months Ended
                                                         March 31,
                                                ----------------------------
                                                     2001          2000
                                                ----------------------------
REVENUES:
  Casino                                                $27,200     $25,799
  Rooms                                                  12,735      10,973
  Food and beverage                                       7,917       7,389
  Entertainment                                           5,900       6,281
  Other                                                   2,426       2,605
                                                ----------------------------
            Total revenues                               56,248      53,047
   Less promotional allowances                            4,049       3,858
                                                ----------------------------
            Net revenues                                 52,199      49,189
                                                ----------------------------
COSTS AND EXPENSES:
 Direct costs and expenses of operating departments:
    Casino                                              15,320      12,879
    Rooms                                                5,986       5,627
    Food and beverage                                    5,312       5,160
    Entertainment                                        4,261       4,608
    Other                                                  754         723
Other operating expenses:
    General and administrative                          10,861       9,320
    Pre opening expenses-Black Hawk                                  1,221
    Depreciation and amortization                        4,260       4,289
                                                ----------------------------
            Total costs and expenses                    46,754      44,337
                                                ----------------------------
INCOME FROM OPERATIONS                                   5,445       5,362
                                                ----------------------------
OTHER (EXPENSE) INCOME
Interest expense                                        (6,786)     (6,504)
Interest income                                            386         473
Interest capitalized                                                   641
Other, net                                                  (4)      1,104
                                                ----------------------------
     Total other expense                                (6,403)     (4,286)
                                                ----------------------------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT                   (958)      1,076
INCOME TAXES (BENEFIT)                                    (300)        401
                                                ----------------------------
NET INCOME (LOSS)                                         (658)       $675
                                                ============================
INCOME (LOSS) PER SHARE DATA:
Earnings (Loss) per share
   Basic                                               $ (0.18)     $ 0.16
   Diluted                                               (0.18)       0.15
Weighted-average common shares outstanding            3,675,000   4,327,000
Weighted-average common and equivalent
shares outstanding                                    3,675,000   4,369,000